CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Aegis Funds and to the use of our reports dated February 26, 2014 on the financial statements and financial highlights of Aegis Value Fund (formerly, Aegis Value Fund, Inc.), and February 28, 2014 on the financial statements and financial highlights of Aegis High Yield Fund, each a series of shares of beneficial interest in The Aegis Funds.  Such financial statements and financial highlights appear in the December 31, 2013 Annual Reports to Shareholders that are incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania
April 28, 2014